Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between Group 1 Automotive, Inc. (“Group 1” or the “Company”) and John C. Rickel (“Employee”) (collectively, the “Parties”), effective as of June 1, 2020 (the “Effective Date”).

A.     RECITALS

1.
Employee is currently employed by the Company, pursuant to an Employment Agreement between Employee and the Company dated January 1, 2009 (the “Employment Agreement”). Group 1 and Employee hereby agree that, subject to the terms of this Agreement, effective as of August 14, 2020 (the “Transition Date”), and so long as Employee remains employed through such date, Employee shall become Corporate Finance Director and shall serve in that capacity until his retirement on December 31, 2020 (the “Retirement Date”). Between the Effective Date and the Transition Date (such period, the “Initial Period”) and from the Transition Date through the Retirement Date (such period, the “Transition Period,” and cumulatively with the Initial Period, the “Term”), unless earlier terminated pursuant to Section 3 below, Employee will continue to serve in the following roles and perform the duties commensurate with the applicable position, for the respective periods during the Term: (a) as the Senior Vice President, Chief Financial Officer of the Company during the Initial Period, and (b) as the Corporate Finance Director of the Company during the Transition Period.

B.     AGREEMENT

In consideration of the following promises and covenants, the Parties agree as follows:

1.
Resignation; Release: In return for the Company’s agreement to enter into this Agreement and, provided that Employee is still employed by the Company at the end of the Initial Period, (a) the Company agrees to employ Employee as Corporate Finance Director beginning on the Transition Date and (b) subject to other promises as outlined herein, Employee (i) agrees to accept the terms of this Agreement, (ii) has delivered, together with the execution of this Agreement, a letter of retirement, attached hereto as Exhibit “A,” and (iii) agrees to execute on December 31, 2020, the Release and Waiver of Claims Agreement (“Release,” attached hereto as Exhibit “B”).

2.
Role; Compensation & Benefits: Unless Employee’s employment earlier terminates pursuant to Section 3 below, (a) Employee shall continue to serve as Senior Vice President and Chief Financial Officer for Group 1 for the Initial Period, and (b) Employee shall serve as Corporate Finance Director for the Transition Period. During these periods of employment and subject to the foregoing sentence, Employee (i) will continue to be paid his regular salary, (ii) shall continue to participate in and receive all health and welfare benefits to which he is entitled as a Group 1 employee, including, but not limited to, those set forth in Section 4 below, and (iii) be provided with office space, computer access, and phone privileges. Except as otherwise provided in this Agreement, Employee acknowledges and agrees that Employee has no right to receive any additional form or type of remuneration of any kind or type that may be paid to other executives prior to the Retirement Date. For the sake of clarity, Employee shall not be eligible for an annual bonus for 2020 and shall not be entitled to receive any additional equity-based award grants following the Effective Date. During the Initial Period, Employee agrees to perform all duties as the Chief Financial Officer of the Company, including completion and execution of all filings with the Securities and Exchange Commission until the Transition Date (or the filing of the Company’s Form 10-Q for the second quarter of 2020 (the “Q2 Date”), whichever is later). During the Transition Period, Employee’s duties shall be at the discretion of the Chief Executive Officer of the Company, with a minimum time commitment of thirty (30) hours per week.

Exhibit 10.2

3.
Term: Both Group 1 and Employee expressly understand and agree that until the Retirement Date, unless terminated pursuant to the following sentence, Employee will remain employed (a) as the Senior Vice President and Chief Financial Officer of Group 1 through the Transition Date and (b) as the Company’s Corporate Finance Director from the Transition Date through the Retirement Date. A termination of employment prior to the Retirement Date, by either party, shall occur only in the event or occurrence of one of the following: (i) Employee’s death or “Disability” as such term is defined in the Employee’s Restricted Stock Agreement(s) (as such term is defined below) (a “Qualified Termination”), or (ii) a termination by the Company for “Cause” as such term is defined in the Employment Agreement. Prior to a termination of employment for Cause, the Parties shall follow any notice and cure provisions applicable under the Employment Agreement. If the Employee’s employment is terminated on the Retirement Date, or if Employee’s employment is terminated prior to the Retirement Date for any reason other than (A) for Cause, (B) on account of Employee’s death or Disability, or (C) any termination by Employee, then, subject to Employee’s entry into (and non-revocation in the time provided to do so), on the date of termination or within 21 days thereafter, a release of claims acceptable to the Company in a form (subject to adjustment by the Company to reflect applicable law, Employee’s particular terms and date of separation) similar to the Release, the Company agrees that any restricted stock award which has not vested and been released as of the date of termination (the “Restricted Stock”), will become vested on the “Compliance Expiration Date,” as such term is defined in the agreements evidencing the Restricted Stock (the “Restricted Stock Agreements”), under and subject to the Qualified Retirement provisions of the Restricted Stock Agreements or, if earlier, Employee’s death. These shares will become vested and nonforfeitable following such two-year holding period relating to the Compliance Expiration Date provided that the Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement. The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances. For the purpose of determining the timing of payments upon termination pursuant to this Section 3, “date of termination,” “termination of employment” and similar terms will mean “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). The Parties agree that, as of the Effective Date, all of Employee’s Performance Share Units that are then outstanding shall be forfeited, and Employee shall not be entitled to any payment thereunder.

4.
Rights Not Affected: This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) plans or any deferred compensation plan, or Employee’s ownership rights to shares of stock in the Company.

5.	Restrictive Covenants; Employee Obligations:

(a)
Employee acknowledges and reaffirms the continued effectiveness of the post-employment and non-competition obligations owed by Employee under Section 2 of the Incentive Compensation and Non-Compete Agreement, entered into between Employee and the Company as of June 2, 2006 (“Incentive Agreement”).

(b)
Employee reaffirms his commitment to maintain all confidentiality and non-disparagement obligations imposed under Sections 5 and 6.2 of the Employment Agreement and under Section 3 of the Incentive Agreement.

(c)
Employee has executed the attached retirement letter on the Effective Date. Employee agrees to execute any additional documents necessary to effectuate his resignation as Chief Financial Officer with Group 1 and to cooperate in any filings with the Securities and Exchange Commission related to his retirement.

Exhibit 10.2

(d)
Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

6.
Prior Agreements: Except as otherwise specified herein, all other terms of Employee’s agreements with Group 1, including the terms of the Employment Agreement and the Incentive Agreement, remain in full force and effect during and after the Term, subject to the terms of those agreements; provided, however, that Employee agrees that nothing in this Agreement, including any action taken pursuant to this Agreement, shall entitle Employee to terminate employment under sections 3.3(i) or 3.3(ii) of the Employment Agreement. Employee further agrees that Employee’s termination of employment at any time following the Effective Date shall under no circumstances constitute an Involuntary Termination of employment under the Employment Agreement. For the avoidance of doubt, Employee acknowledges and agrees that the terms of the Company’s compensation recovery policy, which allows for clawback of certain performance-based payments under certain events, shall remain in full and effect during and after the Term.

7.
Severability: In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

8.
Employee Indemnity Not Affected: The releases contained herein shall not affect Group 1’s obligation under law, to the extent applicable, to indemnify Employee as an employee for actions taken within the scope and course of Employee’s employment.

9.
Jurisdiction and Choice of Law: The Employee and Company agrees to use the Laws of Texas to enforce the terms of this Agreement and the matter shall be heard in Harris County, Texas. Employee agrees to service and personal jurisdiction in Harris County, Texas.

In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

JOHN C. RICKEL (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ John C. Rickel	By: /s/ Darryl M. Burman
Dated: June 1, 2020	Dated: June 1, 2020

Exhibit 10.2

EXHIBIT “A”

RETIREMENT LETTER

[_______], 2020

Group 1 Automotive, Inc.
Board of Directors
Chief Executive Officer
800 Gessner, Suite 500
Houston, Texas 77024

Dear All:

I hereby give notice that effective as of August 14, 2020 or such later date as may be mutually agreed, I will retire from my position as Chief Financial Officer of Group 1 Automotive, Inc. (the “Company”) and will, effective as of December 31, 2020, retire from all other officer, director and other positions I hold (including as an employee and as the Corporate Finance Director) at the Company and all of its respective subsidiaries and affiliates.

Exhibit 10.2

EXHIBIT “B”

RELEASE AND WAIVER OF CLAIMS AGREEMENT

This Release and Waiver of Claims Agreement (“Agreement”) is made and entered into by and between John C. Rickel (the “Employee”) and Group 1 Automotive, Inc. (the “Company”).

NOW, THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1.     Effective Date. Except as provided herein, this Agreement shall be effective the date it is signed by both parties (the “Release Effective Date”).

2.     Retirement Date. Employee has resigned from his position as Chief Financial Officer of the Company, effective as of August 14, 2020 and will resign all other positions and responsibilities effective December 31, 2020 (“Retirement Date”).

3.     Consideration by the Company. For and in consideration of the promises made by the Employee in this Agreement, the Company shall:

a.    Waive any age requirement under, and deem Employee’s termination of employment to constitute, a Qualified Retirement under any Restricted Stock Award(s) that are unvested and outstanding as of the Retirement Date.
b.    With the exception of any claim arising from fraud, illegal activity or dishonesty, the Company and its subsidiaries, related companies, parents, successors and assigns agrees to forever unconditionally release, waive and discharge Employee and his heirs, executors, administrators successors and assigns from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Release Effective Date of this Agreement, or arising out of or in connection with Employee’s employment with the Company or any affiliate of the Company.
c.    The Company agrees and promises that it will not engage in any disparaging conduct directed at Employee, and the Company shall refrain from making any derogatory statements or disparaging behavior concerning Employee in the future.

Employee SPECIFICALLY ACKNOWLEDGES THAT HE WOULD NOT OTHERWISE BE ENTITLED TO THE CONSIDERATION SET FORTH IN THIS PARAGRAPH WERE IT NOT FOR HIS COVENANTS, PROMISES AND RELEASES SET FORTH HEREUNDER.

4.    Consideration by the Employee. For and in consideration of the promises made by the Company in Paragraph 3 of this Agreement, Employee agrees as follows:

Exhibit 10.2

a.     Employee agrees for himself and his heirs, executors, administrators, successors and assigns to forever unconditionally release, waive and discharge the Company and its subsidiaries, related companies, parents, affiliates and each of the foregoing entities’ respective successors and assigns, and current and former divisions, partnerships, related entities, officers, directors, managers, members, shareholders, attorneys, agents, insurers, benefit plans (and the fiduciaries and trustees of such plans) and employees (collectively, the “Released Parties”) from any and all claims, debts, liabilities, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising on or prior to the Release Effective Date. This total release includes, but is not limited to, all claims or demands related to: (i) salary, bonuses, commissions, compensation, stock, stock options, performance shares, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local statutory or common law or ordinance or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, and impairment of economic opportunity; (ii) any federal, state or local anti-discrimination or anti-retaliation law; (iii) violation of (each, as may have been amended): the United States and Texas Constitutions; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act of 1990, the Employee Retirement Income and Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and the Sarbanes Oxley Act. Employee specifically does not release his right to apply for unemployment compensation benefits or any rights he may have under the Deferred Compensation Plan as a Plan Participant. Should Employee apply for such employment benefits, the Company will not oppose such application. Additionally, nothing herein shall prohibit employee from enforcing his rights to receive the Restricted Stock as provided in the Transition and Separation Agreement so long as all conditions required in the Incentive Agreement are met.

b. Employee agrees and promises that Employee will not engage in any disparaging conduct directed at the Company or any other Released Party, and Employee shall refrain from making any derogatory statements or disparaging behavior concerning the Company or any other Released Party in the future.

c. Employee hereby represents and warrants that he will return to the Company all Company property, materials, files and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, electronically stored information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.

d.     Employee agrees that Darryl Burman and Earl Hesterberg have been designated as the only persons he will contact on matters related to this Agreement. Employee specifically agrees that he will not contact any other employee or director of the Company concerning these matters.

e.     Employee understands and agrees that, after December 31, 2020, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company or to make or take any actions as an officer of the Company unless specifically instructed to do so by Earl Hesterberg.

f.     Employee agrees that during his tenure as an employee and thereafter, he shall not, directly or indirectly, personally, or on behalf of any other person, business, corporation or entity, divulge or make use of any confidential business information or trade secrets of the Company or any other Released Party, including but not limited to: customer or employee information, training material, information related to acquisitions or divestments, buying habits and preferences of customers; marketing strategies; pricing or financial information; technical information; operations information and operations strategies.

g.     Employee specifically waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission or the United States Department of Labor. Employee specifically represents and warrants that he has not initiated or caused to be initiated any legal action with any court and that he has not filed or caused to be filed an administrative charge, claim or complaint with any governmental office or department or agency, including but not limited to the Equal Employment Opportunity Commission.

Exhibit 10.2

h.    Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Department of Labor (“DOL”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, DOL or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC, NLRB, DOL or comparable state or local agency or proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.

i.    Employee hereby acknowledges that a partial consideration for the benefits he will receive pursuant to this Agreement and an inducement for the Company to enter into this Agreement is Employee’s agreement, if reasonably requested by the Company, to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. Employee acknowledges that he shall make himself available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If the Company requests Employee to travel or travel is otherwise required in conjunction with the Employee providing assistance to the Company pursuant to this provision, the Company will reimburse or pay for Employee’s necessary and reasonable travel expenses.

j.    In signing below, except as otherwise provided herein, Employee expressly represents that, as of the date Employee signs this Agreement, he has received all leaves (paid and unpaid) to which he has been entitled during his employment with the Company and any other Released Party and he has received all wages, bonuses and any other compensation or other form of remuneration, equity-based or otherwise, that he is owed and has been by the Company and each other Released Party.

k.    The parties hereby expressly agree and acknowledge that this release of liability of claims shall inure to the benefit of, and apply to, each of the Released Parties that are not signatories hereto, even though such Released Parties are not signatories to this Agreement, as the parties expressly agree and acknowledge that each such Released Party is a third-party beneficiary of Employee’s releases, covenants and representations set forth in this Agreement.

5.    No Admissions. Employee agrees that this Agreement does not, and shall not be construed to, constitute an admission by the Company or any other Released Party of any violation of any federal, state or local statute or regulation, or any violation of any of the Employee’s rights or of any duty owed by the Company or any other Released Party to the Employee.

6.     Modification. This Agreement along with the Employment Agreement and any Restricted Stock Agreement contain the entire agreement of the parties hereto and there are no agreements, understandings or representations made by the Company or the Employee, except as expressly stated herein. This Agreement supersedes all prior agreements and understandings between the Company and the Employee. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both Employee and an authorized representative of the Company.

7.     Construction. The parties agree that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

8.    Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. The terms of this Agreement are to be construed under the laws of the State of Texas. The parties consent to the jurisdiction of the courts of the State of Texas for any disputes arising hereunder.

9.     Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.

Exhibit 10.2

10.    Period of Consideration. The Employee is fully aware of the contents of this Agreement and of its legal effect. The Employee acknowledges that he was advised on the date he received this Agreement that he had a period of twenty-one (21) calendar days to review and consider this Agreement before signing. The Employee further acknowledges that he voluntarily may waive his right to take the full 21-day consideration period and may sign this Agreement at any time before the 21-day period elapses.
11.    Period of Revocation. The Employee understands that after signing this Agreement he may, in his sole discretion, revoke his acceptance of the Agreement by giving written notice to Darryl Burman, within seven (7) days after the Employee signs the Agreement. Notice of revocation must be received no later than the close of business on the seventh (7th) day following the Employee’s execution of this Agreement.
12.    Attorney Consultation. Employee certifies that by signing this Agreement he has had a reasonable amount of time to consider its terms, that he has had the opportunity to consult with an attorney before signing this Agreement, and that he has signed this Agreement after good-faith negotiations concerning its terms. Employee is hereby advised in writing to consult with an attorney prior to signing this Agreement.

13.     Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

JOHN C RICKEL (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: _________________________________	By: ___________________________
Dated: _______________________________	Dated: ________________________